Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES
QUARTERLY DIVIDEND OF $0.32 PER SHARE AND
THIRD QUARTER 2011 FINANCIAL RESULTS

EVANSTON, Ill., November 3, 2011 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus”) today announced its financial results for the third quarter ended September 30, 2011.

On June 20, 2011, Fidus acquired 100% of the partnership interests of Fidus Mezzanine Capital, L.P. (the “SBIC Fund”) and its former general partner, Fidus Mezzanine Capital GP, LLC, in exchange for 4,056,521 shares of common stock in Fidus (the “Formation Transactions”). The SBIC Fund and its new general partner, Fidus Investment GP, LLC, are now wholly-owned subsidiaries of Fidus (collectively, the “Company”).

On June 20, 2011, Fidus also announced the pricing of its initial public offering (the “IPO”) of 4,670,000 shares of its common stock and on July 14, 2011, the underwriters purchased 700,500 of its common stock to cover over-allotments. The common stock was purchased at an offering price of $15.00 per share, resulting in net proceeds of $73.6 million. As of September 30, 2011, the Company had 9,427,021 shares of common stock outstanding.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”). In addition, for tax purposes, Fidus intends to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. Fidus was recently formed in February 2011 to continue and expand the business of the SBIC Fund, which commenced operations in May 2007, in making investments in mezzanine debt and equity securities of lower middle market companies.

Except as otherwise specified, references to “we,” “us,” and “our” refer to Fidus Mezzanine Capital, L.P. and its subsidiaries prior to the Formation Transactions, and refer to Fidus Investment Corporation and its subsidiaries for the periods after the Formation Transactions.

Third Quarter 2011 Financial Highlights

•	Total investment income of $6.0 million – 37.3% increase over prior year

•	Net investment income of $2.7 million – 31.4% increase over prior year

•	Net increase in net assets resulting from operations of $3.1 million, or $0.33 per share

•	Net asset value of $139.2 million at September 30, 2011, or $14.77 per share

•	Originated $18.1 million of new investments

•	Weighted average yield on debt investments as of September 30, 2011 was 15.5%

Portfolio and Investment Activities

As of September 30, 2011, we had debt and equity investments in 22 portfolio companies, with a total fair value of $180.1 million.

During the three months ended September 30, 2011, we made investments of $18.1 million in three new portfolio companies and had partial repayments of $0.3 million on existing debt investments. As of September 30, 2011, the weighted average yield on our debt investments was 15.5%. The weighted average yield was computed using the effective interest rates for all debt investments at cost, including accretion of discounts and fees but excluding any debt investments on non-accrual status.

New Investment Originations:

•	On August 11, 2011, we invested $5.3 million of subordinated debt with warrants and $0.5 million of preferred equity with warrants in Jacob Ash Holdings, Inc., a provider of specialty seasonal apparel and accessories.

•	On August 12, 2011, we invested $4.4 million of senior secured loans with warrants and $0.3 million of a revolver loan in Restoration Holdco, LLC, a provider of restoration and mitigation services.

•	On September 30, 2011, we invested $7.6 million of subordinated debt with warrants in Brook Furniture Rental, Inc., a provider of rental furniture.

Based upon our internal investment rating system, with a rating of “1” being the highest and a rating of “5” being the lowest, the weighted average investment rating for our investment portfolio was 2.0 at September 30, 2011. The Company’s portfolio investments at fair value were approximately 104% of the related cost basis as of September 30, 2011.

Third Quarter 2011 Results

Total investment income was $6.0 million in the three months ended September 30, 2011, an increase of $1.6 million, or 37.3%, over the $4.3 million of total investment income for the three months ended September 30, 2010. This increase was primarily attributable to greater interest and fee income on higher average levels of debt investments.

Total expenses were $3.3 million in the third quarter of 2011, an increase of $1.0 million, or 42.5%, over the $2.3 million in the corresponding period in 2010. The increase was primarily attributable to increased incentive and administrative service fees as well as higher interest expense, professional fees and other general and administrative expenses, partially offset by a decrease in the management fee after offset. The increase in incentive fees of $0.5 million and administrative fees of $0.2 million as well as the decrease in management fees after offset of $0.3 million were primarily due to the new Investment Advisory and Administration Agreements put in place with the Formation Transactions. Interest expense increased $0.1 million during the three months ended September 30, 2011 compared to the prior year period as a result of higher outstanding balances of SBA debentures. Professional fees increased $0.3 million primarily due to higher legal and accounting costs following our IPO. Other general and administrative expense increased $0.2 million primarily due to higher insurance costs and board of director fees associated with being a publicly-traded company.

Net investment income for the three months ended September 30, 2011 was $2.7 million, an increase of $0.6 million, or 31.4%, over the $2.0 million of net investment income for the corresponding period in 2010. Net investment income per share for the three months ended September 30, 2011 was $0.28.

Net change in unrealized appreciation on investments was $0.5 million, or $0.05 per share, for the three months ended September 30, 2011, compared to net unrealized appreciation of $1.7 million during the three months ended September 30, 2010. Portfolio investment valuations increased overall due to continued operating performance improvement in the portfolio.

Net increase in net assets resulting from operations was $3.1 million in the three months ended September 30, 2011, or $0.33 per share, compared with a net increase of $3.7 million in third quarter of 2010.

Liquidity and Capital Resources

On July 14, 2011, the underwriters of our IPO purchased 700,500 shares of the Company’s common stock at the IPO price of $15.00 per share to cover over-allotments, resulting in proceeds to us of $9.8 million, net of underwriting discounts.

At September 30, 2011, we had $51.9 million in cash and cash equivalents and $96.8 million in SBA debentures outstanding. The SBA debentures have an annual weighted average interest rate of 5.3% as of September 30, 2011.

Quarterly Dividend of $0.32 Per Share Declared

The Company announced today that its Board of Directors has declared a quarterly dividend of $0.32 per share. This quarterly dividend is payable on December 20, 2011 to stockholders of record as of December 6, 2011.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not “opted out” of the DRIP at least three days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of the Company’s common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election. Tax characteristics of all distributions will be reported to stockholders on Form 1099-DIV after the end of the calendar year.

Third Quarter 2011 Financial Results Conference Call

Fidus has scheduled a conference call for Friday, November 4, 2011 at 9:00 a.m. Eastern Time to discuss the Company’s third quarter 2011 financial results.

You can access the conference call by dialing (877) 845-0711 (or (760) 298-5081 for international callers) and referencing the Fidus Investment Corporation conference call ID #18860920 at least 10 minutes prior to the start of the call. A taped replay of the conference call will be available through December 2, 2011 and may be accessed by dialing (855) 859-2056 (or (404) 537-3406 for international callers) and entering conference ID #18860920.

The Company’s quarterly results conference call will also be available via a live webcast on Company’s website at http://www.fdus.com. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company’s website following the conclusion of the conference call.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarterly period ended September 30, 2011 to be filed with the Securities and Exchange Commission (www.sec.gov).

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized mezzanine debt and equity financing solutions to lower middle-market companies, which generally are defined as U.S. based companies having revenues between $10.0 million and $150.0 million. Fidus’s investment objective is to provide attractive risk-adjusted returns by generating both current income from our debt investments and capital appreciation from our equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Fidus’s control, and that Fidus may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in Fidus’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such statement now or in the future.

CONTACT: Edward H. Ross

Chief Executive Officer

847-859-3940

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Assets and Liabilities

	September 30, 2011
	(unaudited)	December 31, 2010

ASSETS
Investments, at fair value
Control investments (cost: $28,859,800 and $26,985,897, respectively)	$37,336,492	$29,419,402
Affiliate investments (cost: $29,928,888 and $24,413,389, respectively)	30,349,492	26,860,320
Non-control/non-affiliate investments (cost: $114,415,001 and $93,907,155,
respectively)	112,429,238	85,061,756

Total investments at fair value (cost: $173,203,689 and $145,306,441, respectively)	180,115,222	141,341,478
Cash and cash equivalents	51,911,078	1,757,139
Interest receivable	2,323,616	1,141,357
Deferred financing costs (net of accumulated amortization of $1,043,612 and
$812,118, respectively)	2,602,576	2,795,257
Prepaid expenses and other assets	545,126	341,558

Total assets	$237,497,618	$147,376,789

LIABILITIES
SBA debentures	$96,750,000	$93,500,000
Accrued interest payable	417,760	1,638,862
Due to affiliates	831,089	958
Accounts payable and other liabilities	299,648	232,305

Total liabilities	98,298,497	95,372,125

NET ASSETS
Partners’ capital	—	52,004,664
Common stock, $0.001 par value (100,000,000 shares authorized; 9,427,021 and
0 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively)	9,427	—
Additional paid-in capital	138,648,226	—
Undistributed net investment income	50,632	—
Net unrealized appreciation on investments	490,836	—

Total net assets	139,199,121	52,004,664

Total liabilities and net assets	$237,497,618	$147,376,789
Net asset value per share	$14.77	n/a

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Investment Income:
Interest and fee income
Control investments	$871,795	$791,892	$2,545,183	$2,290,392
Affiliate investments	1,102,565	530,198	3,027,253	1,557,728
Non-control/non-affiliate investments	3,816,417	2,878,164	10,062,551	8,731,946

Total interest and fee income	5,790,777	4,200,254	15,634,987	12,580,066
Dividend income
Control investments	124,697	112,815	361,073	326,668
Non-control/non-affiliate investments	11,320	—	11,320	208,148

Total dividend income	136,017	112,815	372,393	534,816
Interest on idle funds and other income	23,427	19,260	55,891	55,107

Total investment income	5,950,221	4,332,329	16,063,271	13,169,989

Expenses:
Base management fee	705,159	1,036,213	2,740,562	3,108,333
Less: management fee offset	—	(49,240)	(430,208)	(339,240)
Incentive fee	535,841	—	535,841	—
Administrative service expenses	184,069	—	206,242	—
Interest expense	1,376,205	1,270,979	4,095,257	3,608,583
Professional fees	308,482	44,324	478,832	95,008
Other general and administrative expenses	185,749	9,860	291,870	381,822

Total expenses	3,295,505	2,312,136	7,918,396	6,854,506

Net investment income	2,654,716	2,020,193	8,144,875	6,315,483

Net realized and unrealized gains (losses) on investments:
Realized loss on non-control/non-affiliate investments	—	(1,000)	(7,935,430)	(3,307)
Net change in unrealized appreciation (depreciation)
on investments	490,836	1,651,382	10,876,497	(7,801,924)

Net gain (loss) on investments	490,836	1,650,382	2,941,067	(7,805,231)

Net increase (decrease) in net assets resulting
from operations	$3,145,552	$3,670,575	$11,085,942	$(1,489,748)

Per common share data: (1)
Net investment income per share-basic and diluted	$0.28	n/a	$0.86	n/a

Net increase in net assets resulting from operations
per share-basic and diluted	$0.33	n/a	$1.18	n/a

Dividends paid per share	$0.32	n/a	$0.32	n/a

Weighted average number of shares outstanding-
basic and diluted	9,427,021	n/a	9,427,021	n/a

(1)	The weighted average shares outstanding for the three and nine months ended September 30, 2011, are based on the assumption that the number of shares issued in the Formation Transactions and Offering (including the over-allotment) in June and July 2011 (9,427,021 shares of common stock) had been issued on January 1, 2011.